Filed pursuant to Rule 433 of the Securities Act of 1933
Issuer Free Writing Prospectus, dated November 2, 2010
Relating to Preliminary Prospectus Supplement dated November 2, 2010
Registration No. 333-162713
WILLIAMS PARTNERS L.P.
$600,000,000 4.125% Senior Notes due 2020
PRICING TERM SHEET
Dated: November 2, 2010

Issuer:	Williams Partners L.P.

Ratings: (Moody’s / S&P)	Baa3/BBB-

Security Type:	Senior Unsecured Notes

Pricing Date:	November 2, 2010

Settlement Date:	November 9, 2010 (T+5)

Maturity Date:	November 15, 2020

Principal Amount:	$600,000,000

Benchmark:	UST 2.625% due August 15, 2020

Benchmark Yield:	2.596%

Spread to Benchmark:	+153bp

Yield to Maturity:	4.126%

Coupon:	4.125%

Public Offering Price:	99.991%

Make-Whole Call:	T + 25 bps (Prior to August 15, 2020)

Par Call:	On or after August 15, 2020

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2011

CUSIP / ISIN:	96950FAG9 / US96950FAG90

Joint Book-Running Managers:	Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC.
RBC Capital Markets, LLC

Co-Managers:	Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
TD Securities (USA) LLC
The Williams Capital Group, L.P.
U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Deutsche Bank Securities Inc. at (800) 503-4611 or J.P. Morgan Securities LLC collect at (212) 834-4533 or RBC Capital Markets, LLC at (866) 375-6829.